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                                   EXHIBIT 5

                          Opinion of Benjamin Clement
                            as to Actuarial Matters
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Connecticut General Life Insurance Company
Two Liberty Place
1601 Chestnut Street
Philadelphia, PA   19192


       Re:  CG Variable Life Insurance Separate Account A
            Registration Statement S-6 File No. 33-60967


Ladies and Gentlemen:


This opinion is furnished in connection with the Registration Statement filed by Connecticut General Life Insurance Company under the Securities Act of 1933 recorded as File No. 33-60967.The prospectus included in the Registration Statement on Form S-6 describes flexible premium group variable universal life insurance policies (the "Policies"). The forms of Policies were prepared under my direction, and I am familiar with the Registration Statement, as amended , and Exhibits thereto.

In my opinion, the illustrations of benefits under the Policies included in the Section entitled "Illustrations" in the prospectus, based on assumptions stated in the illustrations, are consistent with the provisions of the respective forms of the Policies. The age selected in the illustrations is representative of the manner in which the Policy operates.

In addition, I have reviewed the discount rate used in calculating the present value of Connecticut General Life Insurance Company's future tax deductions resulting from the amortization of its deduction for certain acquisition costs. In my opinion, the DAC tax charge is reasonable in relation to Connecticut General Life Insurance company's increased federal tax burden under section 848 resulting from the receipt of premiums; the targeted rate of return used in calculating such charges is reasonable; and the factors taken into account by Connecticut General Life Insurance Company in determining the targeted rate of return are appropriate.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the prospectus.
                              Very truly yours,


             /s/ Benjamin A. Clement
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                                 Benjamin A. Clement, FSA, MAAA
                                 Associate Actuary